UNIVEST CORPORATION OF PENNSYLVANIA AND SUBSIDIARIES
                                  EXHIBIT

                              [ITEMS 14(C)]

     Subsidiaries
     ------------

(1) Union National Bank is chartered in the Commonwealth of Pennsylvania.

(2) Pennview Savings Bank is chartered in the Commonwealth of Pennsylvania.

(3) Univest Leasing Corporation is chartered in the Commonwealth of Pennsylvania.

(4) Univest Realty Corporation is chartered in the Commonwealth of Pennsylvania.

(5) Univest Mortgage Company is chartered in the Commonwealth of Pennsylvania.

(6) Univest Financial Planning Company is chartered in the Commonwealth of Pennsylvania.

(7) Univest Insurance Company is chartered in the State of Arizona.

(8) Univest Electronic Services Corporation is chartered in the Commonwealth of Pennsylvania.

All the subsidiaries do business under the above names.